Exhibit 99.1

News Release	Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400 (504) 569-1875

Energy Partners Appoints Three New Directors and Announces Slate
for 2008 Annual Meeting

New Orleans, Louisiana, April 1, 2008…Energy Partners, Ltd. (“EPL” or the “Company”) (NYSE:EPL) today announced that it has entered into an agreement with Carlson Capital, L.P., pursuant to which three new directors – James R. Latimer III, Bryant H. Patton, and Steven J. Pully – have been appointed to the Board, effective immediately. These new directors were recommended by Carlson Capital, which together with its affiliates owns approximately 9.4% of the Company's outstanding shares.

Additionally the EPL Board nominated to stand for re-election at the Company's 2008 Annual Meeting of Stockholders on May 29, 2008 a slate of 11 members of the Board, including the three new members and Richard A. Bachmann, John C. Bumgarner, Jr., Jerry D. Carlisle, Harold D. Carter, Enoch L. Dawkins, Dr. Norman C. Francis, Robert D. Gershen, and William R. Herrin, Jr.  Carlson Capital and its affiliates have agreed to vote their shares in favor of all of the Company's nominees at the Annual Meeting.

Richard A. Bachmann, EPL’s Chairman and CEO, commented, “Adding three more highly-qualified and experienced Board members is consistent with our commitment both to good corporate governance and to building shareholder value.  With its substantial investment in Energy Partners, Carlson Capital has demonstrated confidence in the Company and its prospects for future success. We look forward to working closely with the new directors as we implement our strategic plan, and are grateful for the service and many contributions to EPL of our three directors who are not standing for re-election. One of those directors, John Phillips, will be named a director emeritus upon the completion of his current term.”

Clint D. Carlson, President of Carlson Capital, said, “We are pleased to be working constructively with EPL. We are confident that the new directors will represent the interests of all EPL shareholders and we look forward to working with EPL’s  Board and management to increase shareholder value.”

James R. Latimer, III
Mr. Latimer is head of The Latimer Companies, a private oil and gas exploration and development company.  He is also a founder and partner of Blackhill Partners/Blackhill Advisors, a financial advisory and merchant banking firm, primarily in energy and technology industries. Mr. Latimer currently serves as a director of Enron Creditors Recovery Corporation (formerly Enron Corp.) and NGP Capital Resources Company, and is formerly a director of Magnum Hunter Resources, Inc., Prize Energy Corp., and Falcon Drilling, Inc. Mr. Latimer's prior business experience includes work as a management consultant with McKinsey & Company and serving as co-head of the Dallas regional office of Prudential Capital.

Bryant H. Patton
Mr. Patton is the President of BRYCAP Investments, Inc., a merchant banking firm specializing in energy related companies that he founded in 1989.  In 2000, he also co-founded Camden Resources, Inc., a private oil and gas exploration and production company, and served as executive vice president until the company was acquired at the end of 2007.  Prior to founding Camden Resources, Inc. and BRYCAP Investments, Inc., Mr. Patton served as senior vice president of Associated Energy Managers, an investment fund manager of institutional investments in independent oil and gas companies. Mr. Patton also is a director of Abraxas Energy Partners, L.P. and has served as a director of a number of private oil and gas companies. Mr. Patton has almost thirty years of experience in the energy industry, having started his career in the energy industry in 1977 with his family oil and gas company, TTE, Inc.

Steven J. Pully
Mr. Pully is a consultant in the asset management industry and acts as a consultant to Carlson Capital, L.P.  From December 2001 to October 2007, Mr. Pully worked for Newcastle Capital Management, L.P., an investment partnership, where he served as President from January 2003 through October 2007.   He served as Chief Executive Officer of New Century Equity Holdings Corp. from June 2004 through October 2007 and is a director of that company.  Mr. Pully is also a director of Peerless Systems Corp.  Prior to joining Newcastle Capital Management, he served as a managing director in the investment banking department of Banc of America Securities, Inc. and was a senior managing director in the investment banking department of Bear Stearns & Co. Inc. Mr. Pully’s primary focus as an investment banker was on the energy sector.  Mr. Pully is licensed as an attorney and CPA in the state of Texas and is also a CFA charterholder.

About EPL

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The Company’s operations are focused along the U.S. Gulf Coast, both onshore in south Louisiana and offshore in the Gulf of Mexico.

About Carlson Capital

Founded in 1993, Carlson Capital serves as the investment advisor of the Black Diamond group of hedge funds.  It employs a multi-strategy, non-directional approach in the global equity and debt markets.  Based in Dallas, Carlson Capital has over ninety employees and offices in New York, London, and Greenwich, Connecticut.

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

•	reserve and production estimates;

•	oil and natural gas prices;

•	the impact of derivative positions;

•	production expense estimates;

•	cash flow estimates;

•	future financial performance;

•	planned capital expenditures; and

•	other matters that are discussed in EPL's filings with the Securities and Exchange Commission.

These statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to EPL's filings with the SEC, including its Form 10-K for the year ended December 31, 2007, for a discussion of these risks.

Additional Information and Where to Find It. Security holders may obtain information regarding the Company from EPL's website at www.eplweb.com, from the Securities and Exchange Commission's website at www.sec.gov, or by directing a request to: Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170, Attn: Secretary, (504) 569-1875.

SOURCE:  Energy Partners, Ltd.

For Energy Partners, Ltd.
T.J. Thom, 504-799-4830
or
Al Petrie, 504-799-1953
or
Media:
Joele Frank, Wilkinson Brimmer Katcher
Steve Frankel or Jeremy Jacobs, 212-355-4449
or
For Carlson Capital, L.P.
Perry Street Communications
Jon Morgan, 212-741-0014

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